Exhibit 10.1

July 23, 2015

Scott R. Allen
[Address]

Dear Scott:

I am pleased to confirm our verbal offer of employment for the position of Vice President, Chief Accounting Officer & Controller, Ryder System, Inc. Your employment will commence on a date mutually agreeable to you and Ryder. Your appointment to this position is subject to the approval of the Board of Directors.

This position is offered to you at an annual base salary of $300,000.00. Your annual cash incentive opportunity will be 70% of eligible base salary. The award is based on the Ryder System, Inc. 2012 Equity and Incentive Compensation Plan and is paid in February of each year for the preceding year, as approved by the Board of Directors. For the 2015 performance year, you will receive the target amount for the full year.

During your first week of employment, you will be paid a $100,000 sign-on bonus. Please be advised that if you sever your employment before one year of service, you will be required to repay this sign-on bonus. The attached Sign-On Bonus Payback agreement must be signed and returned on or before your first day of employment.

An initial long-term incentive award of 5,000 Time-Vested Restricted Stock rights is being recommended and is subject to the approval of the Compensation Committee of the Board of Directors. Your award will be delivered on your first day of employment and will cliff vest three years from your date of employment.

As with any other executive, your eligibility for future awards will be subject to the company’s Long-Term Incentive Program administered by the Board of Directors. Annual awards are awarded in February and are delivered in a combination of stock options, performance-based restricted stock, time-vested restricted stock and performance-based cash. Terms and conditions, as well as vesting schedules are delivered when the award is made.

Stock ownership by management is valued at Ryder. Accordingly, a stock ownership guideline of one (1) times base salary has been established for your position. You will have five years from your date of hire to reach your required stock ownership level. While five years have been allotted as the maximum time frame over which to accumulate full stock ownership levels, you should meet a pro-rata portion of the stock ownership guideline for each month in your position.

Your new position also includes the following executive perquisites: a monthly car allowance of $800; an annual executive perquisite allowance of $2,700 per year, (you will receive a pro-rata allowance); and an annual tax preparation and financial planning allowance of up to $3,000 per year. Additional executive perquisites include Executive Life Insurance providing coverage equal to three times base pay, supplemental long-term disability coverage in addition to any underlying coverage in place; and twenty-four hour travel accident insurance. The perquisites offered to executives are subject to change at the discretion of the Board of Directors.

You are also eligible for a full-reimbursement relocation package. When you are ready to relocate, you should contact Cary Mahaffey with Relocation Services who will assist you with your move. She can be reached at (305) 500-5870.

You are also eligible for Ryder System, Inc. employee benefits as summarized in the enclosed Benefits at a Glance. Please note that your coverage under Ryder's benefit plan will be effective on the first day of the month following 60 days (not to exceed 90 days) of continuous full-time, active employment, however, you must enroll within 45 days of your date of hire. Your enrollment package will be sent to you from the Ryder BenefitsNow Service Center shortly after you are hired. It will reflect both the deadline to enroll and your benefits effective date. If you do not receive your enrollment package, please contact the BenefitsNow Service Center at 800-280-2999 or if you prefer, you may enroll on-line at www.Ryder.BenefitsNow.com.

In addition, Ryder agrees to reimburse you for the difference between the cost of Ryder’s medical and dental coverage and the COBRA health insurance premiums through your present employer until such time as your Ryder health insurance becomes effective.

Government regulations require that we verify identity and employment eligibility of all new employees within three business days of their date of hire. Please be prepared to submit proper documentation on your start date.

This offer letter is contingent upon your successful completion of a background check and a post-offer drug screening test.

This is a letter of offer and not to be construed as a formal contract of employment. We hope you understand that we must confirm your employment to be on an “at will” basis. Neither our stating your salary or wages in annualized terms nor our comments and representations in other respects are intended to express or imply that you will be working either for any particular duration or under a contract of employment.

Scott, I am looking forward to working with you. Please call me at (305) 500-5494 or Frank Lopez, SVP Human Resources at (305) 500-4497 should you have any questions regarding this offer.

Sincerely,

/s/ Art Garcia

July 23, 2015

To:    Art Garcia

From:    Scott Allen

Re:    Acceptance of Offer Letter

I acknowledge and understand the terms and contingencies of this offer and hereby accept this offer of employment with Ryder

/s/ Scott Allen
_________________________________________
Signature

Scott Allen
__________________________________________
Print Name

7/23/15
___________________________________________
Date Signed

This acceptance should be returned to Frank Lopez via email at flopez@ryder.com.

SIGN-ON BONUS PAYBACK AGREEMENT

I understand that if I voluntarily terminate my employment with the company, or I am terminated for cause prior to twelve (12) months from the effective date of my hire, I am responsible for repaying the company a pro-rated monthly amount of the sign-on bonus.

If I leave the company prior to twelve months from the effective date of my hire, I understand that my signature on this document will allow the company (state law permitting) to withhold from my final paycheck, any sign-on bonus amount due the company. Any amount in excess of my final paycheck I will repay, within thirty (30) days of my last day of employment.

/s/ Scott Allen                    7/23/15

Employee Signature                Date

Scott Allen
Print complete name above

Please return this Agreement to Frank Lopez on or prior to your first day of employment.